Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2012 RESULTS

Dallas, Texas, April 25, 2012 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2012 results:  Revenues in the first quarter 2012 increased to $36.0 million from $33.1 million in the prior year comparable quarter, an increase of $3.0 million, or 9.0%.  Revenues from the Company’s lime and limestone operations in the first quarter 2012 increased $3.7 million, or 12.3%, to $33.9 million from $30.2 million in the comparable 2011 quarter, while revenues from the Company’s natural gas interests decreased $741 thousand, or 25.9%, to $2.1 million from $2.9 million in the comparable 2011 quarter.

The increase in lime and limestone revenues in the first quarter 2012 as compared to last year’s comparable quarter primarily resulted from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its steel customers, and product price increases for the Company’s lime and limestone products.   Production volumes for the Company’s natural gas interests for the first quarter 2012 totaled 341 thousand MCF, sold at an average price of $6.23 per MCF.  Production volumes in the comparable prior year quarter were 401 thousand MCF, sold at an average price of $7.15 per MCF.  In the first quarter 2012, the average price per MCF declined due to lower natural gas prices compared to the comparable 2011 quarter.

The Company’s gross profit for the first quarter 2012 was $9.2 million, compared to $9.4 million for the comparable 2011 quarter, a decrease of $209 thousand, or 2.2%.  Included in gross profit for the 2012 quarter is $8.0 million from the Company’s lime and limestone operations, compared to $7.5 million in the comparable 2011 quarter, an increase of $412 thousand, or 5.5%.  The improvements in gross profit for the Company’s lime and limestone operations in the first quarter 2012 compared to the first quarter 2011 resulted primarily from the increases in revenues discussed above.  Gross profit from the Company’s natural gas interests was $1.3 million in the first quarter 2012, compared to $1.9 million in the comparable 2011 quarter, a decrease of $621 thousand, or 33.2%. No new wells are currently being drilled, or scheduled to be drilled to the Company’s knowledge.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $4.6 million ($0.75 per share diluted) for the first quarter 2012, compared to net income of $4.8 million ($0.75 per share diluted) for the first quarter 2011, a decrease of $189 thousand, or 3.9%.  First quarter 2012 earnings per share were favorably impacted by $0.03 per share by the Company’s repurchase of 200,000 shares of its common stock in a privately negotiated transaction during the third quarter 2011.

On March 23, 2012, the Company repurchased 700,000 additional shares of its common stock at a price of $58.00 per share, a 2.21% discount from the previous day’s closing market price, in a privately negotiated transaction.  This repurchase occurred too late in the quarter to have any appreciable impact on the Company’s earnings per share for the first quarter 2012, but will have a favorable impact in future periods.

“We are pleased with the increased revenues and gross profit in our lime and limestone operations in the first quarter 2012 compared to last year’s first quarter,” said Timothy W. Byrne,

President and Chief Executive Officer.  Mr. Byrne added, “We also believe that the use of a portion of our cash for the 700,000 share repurchase was a sound investment.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
INCOME STATEMENTS
Revenues
Lime and limestone operations	$33,905	$30,202
Natural gas interests	2,123	2,864
Total	$36,028	$33,066

Gross profit
Lime and limestone operations	$7,951	$7,539
Natural gas interests	1,252	1,873
Total	$9,203	$9,412
Operating profit	$6,936	$7,227
Interest expense	576	653
Other expense (income)	26	(21)
Income tax expense	1,710	1,782
Net income	$4,624	$4,813

Income per share of common stock:
Basic	$0.75	$0.75
Diluted	$0.75	$0.75

Weighted-average shares outstanding:
Basic	6,172	6,414
Diluted	6,188	6,431

	March 31, 2012	December 31, 2011
BALANCE SHEETS
Assets:
Current assets	$45,543	$80,938
Property, plant and equipment, net	119,698	121,318
Other assets, net	284	302
Total assets	$165,525	$202,558
Liabilities and Stockholders’ Equity:
Current liabilities	$15,645	$16,018
Debt, excluding current installments	25,417	26,667
Deferred tax liabilities, net	13,080	12,497
Other liabilities	3,999	4,363
Stockholders’ equity	107,384	143,013
Total liabilities and stockholders’ equity	$165,525	$202,558

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